Exhibit 34.14

Report of Independent Registered Public Accounting Firm

To CWCapital Asset Management LLC

We have examined CWCapital Asset Management LLC (“CWCAM”)’s assertion that CWCAM complied with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the Securities and Exchange Commission (“SEC”) for the securitizations issued beginning January 1, 2005 as listed on Appendix B (“Platform”) in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria (“Management’s Assertion”) as of and for the year ended December 31, 2020. CWCAM‘s management is responsible for its Management’s Assertion. Our responsibility is to express an opinion on Management’s Assertion about CWCAM’s compliance with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the SEC based on our examination.

Management has determined that the criteria set forth in Section 1122 (d)(1)(iii), (d)(3)(i)(B), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(v) (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by CWCAM as a special servicer with respect CWCAM’s Platform.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether Management’s Assertion about CWCAM’s compliance with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the SEC is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on CWCAM’s compliance with the specified requirements.

In our opinion, Management’s Assertion that CWCAM complied with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the SEC for the securitizations issued beginning January 1, 2005 for which CWCAM acted as the special servicer listed in the Platform included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria is fairly stated, in all material respects.

/s/CohnReznick LLP

Bethesda, Maryland

February 26, 2021